ECOtality Announces Fourth Quarter and Fiscal Year 2011 Results

SAN FRANCISCO – April 16, 2012 – ECOtality, Inc. (NASDAQ: ECTY), a leader in clean electric transportation and storage technologies, today announced financial results for the fourth quarter and year ended December 31, 2011.

Revenue for the fourth quarter 2011 was $8.5 million, compared with $4.4 million reported in the fourth quarter of 2010. Fourth quarter 2011 revenue includes the effect of a $2.2 million non-cash affecting deferral of revenue related to the EV Project. Revenue for fiscal year 2011 grew to $28.4 million, an increase of 107 percent, compared with $13.7 million reported in fiscal year 2010.

“2011 was a year of building a foundation for expansion as we made solid progress on the national roll-out of our Blink® charging network and developed opportunities to monetize this network,” stated Jonathan Read, President and CEO of ECOtality. “In 2011, we installed approximately 5,000 Blink® charging stations and collected over 13 million miles of testing data for the EV Project while extending our reach into digital media and utility services.”

Read continued, “Over 17,000 plug-in electric vehicles (EV) were sold in 2011, and 2012 is off to a good start with over 7,000 sold in the first quarter. As the EV market gains traction, ECOtality is well positioned to leverage its Blink® Network to deliver long-term value. Looking ahead, we will continue to execute upon our business plan, deliver upon the EV Project and develop new channels to market."

2011 Operational Highlights:

•	Awarded a five-year $26.4 million contract for Advanced Vehicle Testing and Evaluation by the U.S. Department of Energy through a highly competitive bidding process
•	Installed Blink® residential and commercial charging stations in every major EV Project market to expand the Blink network to 34 states in the U.S.
•	Partnered with Outcast to launch a digital advertising network utilizing Blink® EV charging stations
•	Partnered with IKEA, Walmart, American Electric Power, Kohl’s, Sears, and Macy’s Department Stores to install ECOtality’s Blink® Pedestal electric vehicle charging stations
•	Collaborated with Silver Spring Networks to integrate ECOtality’s Blink® electric vehicle charging stations with the Silver Spring Smart Energy Platform
•	Received Underwriters Laboratories (UL) certification for the Blink® DC Fast Charge system
•	Installed the first Blink® DC Fast Charge system at the Hollywood Fred Meyer store in Portland, Oregon and at the Lebanon Cracker Barrel Store in Tennessee
•	Provided electric vehicle charging infrastructure in partnership with car2go to support the first 100-percent electric car sharing program in North America
•	Launched the Blink® mobile application for smartphones and mobile devices with a map to identify Blink® Chargers on the go, and charger information and status

Fourth Quarter and Fiscal Year Financial Results Ended December 31, 2011:

The company reported revenue of $8.5 million for the fourth quarter ended December 31, 2011 compared with $9.5 million in the prior quarter. The revenue decline primarily results from a $2.2 million non-cash affecting revenue deferral related to revenue recognition of the EV Project. Net loss for the three-month period ended December 31, 2011 was $6.7 million, compared with a $3.4 million in the third quarter of 2011.

Revenue for fiscal year 2011 was $28.4 million, a 107 percent increase, compared with $13.7 million in fiscal year 2010. Net loss for fiscal year 2011 was $22.5 million compared with $16.4 million in fiscal year 2010.

First Quarter 2012 Operational Highlights:

•	Expanded management team with the appointments of Murray Jones as chief operating officer and Paul Gordon as chief technology officer
•	Signed a $5 million licensing agreement with ABB to utilize the Blink® electric vehicle charging network
•	ABB Technology Ventures Ltd made a $5 million follow-on investment in the form of a convertible note due 2015
•	Awarded the Bloomberg New Energy Pioneer Award, an award given to 10 total companies around the world that are forever changing the energy landscape

•	Partnered with Regency Centers to install approximately 40 Blink® electric vehicle charging stations at 19 Regency locations nationwide
•	Partnered with South Lake Union Discovery Center, operated by Vulcan Real Estate, to install the first Blink® DC Fast Charger in the Seattle area

Cash and Liquidity

ECOtality ended 2011 with approximately $10.2 million in cash and equivalents and restricted cash compared with $13.5 million in the prior quarter. On March 14, 2012, the company issued and sold to ABB Ventures Ltd. $5.0 million in aggregate principal amount of 5.05% unsecured convertible notes due 2015.

Conference Call Details:

Date: April 16, 2012
Time: 4:30 PM EDT
Dial-In Number: (877) 941-1427
International Dial-In Number: (480) 629-9664

Interested parties may participate in the conference call by dialing (877) 941-1427 or (480) 629-9664 for international callers. Please call five to ten minutes prior to 4:30 p.m. Eastern time. When prompted, ask for the ECOtality Shareholder Update Call. A telephonic replay may be accessed approximately two hours after the call, through April 23, 2012, by dialing (877) 870-5176 or (858) 384-5517 for international callers and entering the replay access code 4531577. The teleconference will be webcast simultaneously on the ECOtality website at www.ecotality.com/investors.

About ECOtality, Inc.

 ECOtality, Inc. (NASDAQ:ECTY), headquartered in San Francisco, California, is a leader in clean electric transportation and storage technologies. Through innovation, acquisitions, and strategic partnerships, ECOtality accelerates the market applicability of advanced electric technologies to replace carbon-based fuels. For more information about ECOtality, Inc., please visit www.ecotality.com.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company's SEC filings. These risks and uncertainties could cause the Company's actual results to differ materially from those indicated in the forward-looking statements.